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                    [LETTERHEAD OF MORRISON & FOERSTER LLP]

                                March 23, 2000

Leapnet Inc.
420 West Huron Street
Chicago, IL 60610

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4, including the joint proxy statement/prospectus forming a part thereof, originally filed by you, Leapnet, Inc. (the "Company"), with the Securities and Exchange Commission on March 2, 2000 and subsequently amended by Amendment No. 1 on March 23, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1993, as amended, of 14,000,000 shares of your common stock, $.01 par value per share (the "Stock"). The Stock will be issued to the former stockholders of SPR Inc. ("SPR"), a Delaware corporation, pursuant to the terms of that certain Agreement and Plan of Merger, dated January 27, 2000, by and among you, Brassie Corporation, a Delaware corporation and your wholly owned subsidiary, and SPR (the "Merger Agreement"). As counsel to the Company and in connection with this opinion, we have examined all proceedings taken by you in connection with the registration of the Stock.

     It is our opinion that the Stock, which is being issued by you in exchange for all of the shares of common stock of SPR pursuant to the Merger Agreement, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

     This opinion may be relied upon only in connection with the issuance of Stock while the Registration Statement is in effect.


                                               Very truly yours,

                                            /s/ MORRISON & FOERSTER LLP